Exhibit 32.2
Written Statement of the Executive Vice President and Chief Financial Officer Pursuant to 18 U.S.C. §1350
     Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Executive Vice President and Chief Financial Officer of LaCrosse Footwear, Inc. (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 10-K of the Company for the year ended December 31, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Date: March 4, 2011

/s/ David P. Carlson
David P. Carlson